Exhibit 99.1

Liberty Latin America Reports First Quarter 2019 Results
Rebased1 Revenue Growth of 4% to $943 million
Record Q1 RGU Additions of 73,000; Improving Mobile Subscriber Trend
Operating Income of $113 million, Improved by 15% Year-over-Year
OCF2 of $366 million, 9% Higher YoY; Driven by Puerto Rico Recovery
On-Track to Achieve FY 2019 Guidance
Denver, Colorado – May 7, 2019: Liberty Latin America Ltd. ("Liberty Latin America" or "LLA") (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months ended March 31, 2019 ("Q1").
CEO Balan Nair commented, "Our first quarter performance reflects a good start to the year. We delivered record Q1 RGU additions of 73,000, with subscriber growth across all reporting segments. In particular, C&W added 32,000 RGUs, its best quarter since our 2016 acquisition, and we continued to add RGUs in Puerto Rico following the restoration of our network in 2018. We see relatively low penetration of high-speed connectivity across our markets and further potential for fixed subscriber growth as we deliver leading product propositions and expand our high-speed footprint. In Q1, we added or upgraded over 80,000 homes and are on-track to meet our full-year targets."
"In mobile, we added 11,000 subscribers, with gains in both C&W and Chile. In fact, our enhanced customer value propositions in Panama contributed to our best quarter in subscriber gains at C&W in two years. Besides Panama, we rolled out refreshed campaigns in the Bahamas in Q1, as well as Jamaica and other markets in April. We expect these launches to drive financial momentum in the coming quarters. High-speed penetration continued to grow in the quarter as we reached 40% of our subscriber base with LTE packages and invested in increasing our LTE coverage."
"Our rebased revenue and OCF growth of 4% and 9%, respectively, was driven by the strong performance in Puerto Rico. We also generated $48 million of Adjusted FCF3 in Q1, a significant improvement over the prior-year period."
"We remain committed to a disciplined and diligent approach in evaluating potential transactions and recently completed the accretive acquisition of UTS. This expands our product portfolio in Curaçao, creates a national champion, and enables us to deliver improved customer experiences while achieving cost benefits through additional scale."
"We continue to work on our five strategic priorities; driving financial and operational performance, transforming our business, creating a strong culture, driving inorganic growth, and optimizing our balance sheet. We believe delivery of these priorities will create meaningful value for our customers and shareholders.”
"As we look out to the remainder of 2019, our team is focused on subscriber growth and operational efficiencies, which we anticipate will benefit our financial results in the second half of the year."

Business Highlights

•	C&W building operational momentum:

◦	Record RGU growth driven by broadband, with 32,000 subscribers added in total

◦	Mobile subscriber performance stabilizing, led by 21,000 additions in Panama

◦	New customer value propositions launched across markets

•	VTR/Cabletica steady start to the year:

◦	Broadband growth in both Chile and Costa Rica drove total RGU additions of 20,000

◦	Cabletica delivered strong rebased revenue and OCF growth

◦	VTR expanded its leading network, adding over 40,000 homes

•	Liberty Puerto Rico continuing to grow:

◦	22,000 RGUs added in the first quarter, growth across all products led by broadband

◦	Ookla® Speedtest® Award Winner for second consecutive year

◦	Expanding footprint with over 5,000 new homes passed
Acquisition of United Telecommunication Services ("UTS")

•	On March 31, 2019, we completed the acquisition of an 87.5% interest in UTS for a cash purchase price of $161 million, subject to certain potential post-closing adjustments

•	UTS provides fixed and mobile services to the island nations of Curaçao, St. Maarten, St. Martin, Bonaire, St. Barths, St. Eustatius and Saba

•	The acquisition was funded through a $170 million draw on the C&W Revolving Credit Facility

•	Due to the timing of the acquisition, we did not record any revenue or earnings attributable to UTS in our condensed consolidated statement of operations for the three months ended March 31, 2019
Financial Highlights

Liberty Latin America	Q1 2019	Q1 2018	YoY Growth/(Decline)*

(in millions, except % amounts)
Revenue	$943	$910	4%
OCF	$366	$341	9%
Property & equipment additions	$139	$194	(28%)
As a percentage of revenue	15%	21%

Operating income	$113	$98	15%

Adjusted FCF	$48	$(46)
Cash provided by operating activities	$188	$163
Cash used by investing activities	$(286)	$(188)
Cash provided (used) by financing activities	$39	$(12)

*	Revenue and OCF YoY growth rates are on a rebased basis.

Subscriber Growth4

	Three months ended
	March 31,
	2019	2018
Organic RGU net additions (losses) by product
Video	14,900	2,400
Data	50,100	37,000
Voice	8,000	(6,100)
Total	73,000	33,300

Organic RGU net additions (losses) by segment
C&W	31,600	25,100
VTR/Cabletica	19,700	23,600
Liberty Puerto Rico	21,700	(15,400)
Total	73,000	33,300

Organic Mobile SIM additions (losses) by product
Postpaid	10,400	3,400
Prepaid	400	(14,400)
Total	10,800	(11,000)

Organic Mobile SIM additions (losses) by segment
C&W	800	(19,800)
VTR/Cabletica	10,000	8,800
Total	10,800	(11,000)

•	Customer additions: Organic fixed customer additions of 36,000 in Q1 2019, more than double the additions in the prior-year period, including growth across all segments.

•	Product additions: Organic fixed RGU additions of 73,000 and organic mobile subscriber additions of 11,000 in Q1 2019, both significantly improved as compared to the prior-year period.

•	C&W added 32,000 fixed RGUs during Q1; our best quarter since Q2 2016.

◦
Broadband additions totaled 17,000, driven by success in our largest markets of Jamaica and Panama where we added 7,000 and 6,000 RGUs, respectively, reflecting penetration on our expanding high-speed networks. Our broadband service levels continue to improve, particularly in Panama where we launched top speeds of up to 600 Mbps in the quarter and are now delivering up to 1 Gbps in certain areas.

◦	Video RGU additions of 3,000 were flat year-over-year. Panama had another strong quarter, adding 5,000 RGUs, as we focused on our bundled propositions.

◦	Fixed-line telephony RGU additions of 12,000 were driven by our successful bundling strategy, particularly in Panama, Jamaica and Trinidad.

◦	Mobile subscribers grew by 1,000 in Q1, our first quarter of growth since Q1 2017.

▪	Panama led this overall performance with 21,000 additions, as we started to see the benefits of recent marketing campaigns and customer retention activity.

▪	In Jamaica, we recorded net subscriber losses of 14,000, as expected following increased activations during the holiday period (similarly, in Q1 2018 we lost 12,000 mobile subscribers in Jamaica). In April, we launched new customer value propositions, which we believe will drive subscriber additions and revenue growth.

▪	In the Bahamas, we recorded our best quarterly result since the introduction of a new mobile competitor in 2016, with 2,000 subscribers lost in the quarter.

•
VTR/Cabletica RGUs increased by 20,000 during Q1, with additions across both markets. In Costa Rica, Cabletica added 13,000 RGUs, driven by broadband additions over our expanding high-speed network. VTR added 7,000 RGUs as broadband and video subscriber growth more than offset continued fixed-line voice attrition.

◦	VTR's mobile subscribers grew by 10,000 in Q1. At March 31, 2019, our mobile subscriber base totaled 266,000, of which 97% were on postpaid plans.

•
Liberty Puerto Rico added 22,000 fixed RGUs in Q1, continuing the momentum we had in H2 2018. This growth was driven by our compelling product propositions delivered over our leading network, which was recognized by Ookla® for the second consecutive year as the fastest in Puerto Rico.

Revenue Highlights
The following table presents (i) revenue of each of our reportable segments for the comparative period and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)
	March 31,
	2019	2018	%	Rebased %
	in millions, except % amounts

C&W	$569.8	$585.5	(2.7)	(1.7)
VTR/Cabletica	276.5	263.8	4.8	3.9
Liberty Puerto Rico	98.6	61.8	59.5	59.5
Intersegment eliminations	(2.2)	(1.2)	N.M.	N.M.
Total	$942.7	$909.9	3.6	4.0
N.M. – Not Meaningful.

•	Our reported revenue for the three months ended March 31, 2019 increased by 4%.

◦
Reported revenue growth was primarily driven by (1) an increase of $37 million at Liberty Puerto Rico, mainly driven by the favorable comparison against the prior-year quarter resulting from the recovery following the 2017 hurricanes and (2) an increase of $33 million related to the acquisition of Cabletica, partially offset by a negative foreign exchange ("FX") impact of $32 million, primarily related to a depreciation of the Chilean peso in relation to the US dollar.

Q1 2019 Rebased Revenue Growth – Segment Highlights

•	C&W: Rebased revenue declined by 2% year-over-year.

◦	Mobile revenue attrition of 13% on a rebased basis was partly offset by rebased revenue growth of 5% in residential fixed and 2% in B2B.

◦	The reduction in mobile revenue was primarily attributable to lower ARPU in Panama and the Bahamas and reduced subscribers across our markets as compared to the prior-year period.

◦
Fixed revenue growth was driven by volume as we added 103,000 fixed RGUs over the last twelve months, reflecting an improvement from 60,000 net additions in the preceding twelve months. Overall, growth in broadband and video revenue more than offset a decline in fixed voice revenue.

◦
B2B growth was driven by increased managed services revenue in Panama, our LatAm operations and Jamaica. Our subsea operations also grew, driven by increasing demand for bandwidth. Performance in the quarter was negatively impacted by $5 million as compared to the prior-year period due to a change in the timing of revenue for directory services recognized within the year.

•
VTR/Cabletica: Rebased revenue growth of 4% was primarily driven by improvement in (1) residential fixed subscription revenue from increases in ARPU per RGU and (2) B2B service revenue, driven by growth in subscribers.

•
Liberty Puerto Rico: Rebased revenue increased by $37 million to $99 million, driven by the favorable comparison against the prior-year quarter resulting from the recovery following the 2017 hurricanes. On a sequential basis, compared to Q4 2018, revenue increased by 5% or $5 million.

Operating Income

•	Operating income was $113 million and $98 million for the three months ended March 31, 2019 and 2018, respectively.

◦
Operating income increased during Q1 2019, as compared with Q1 2018, primarily due to the net effect of (i) higher OCF, as further described below, (ii) an increase in depreciation and amortization and (iii) lower restructuring charges, primarily at C&W.

Operating Cash Flow Highlights
The following table presents (i) OCF of each of our reportable segments and our corporate category for the comparative period and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)
	March 31,
	2019	2018	%	Rebased %
	in millions, except % amounts

C&W	$222.5	$229.1	(2.9)	(2.0)
VTR/Cabletica	106.9	105.0	1.8	3.2
Liberty Puerto Rico	47.9	18.0	166.1	166.1
Corporate	(11.5)	(11.3)	1.8	1.8
Total	$365.8	$340.8	7.3	8.5

OCF Margin	38.8%	37.5%

•	Our reported OCF for the three months ended March 31, 2019 increased by 7%.

◦
Reported OCF growth was driven by (1) an increase of $30 million at Liberty Puerto Rico, primarily related to our strong recovery from the 2017 hurricanes and (2) an increase of $12 million from the inclusion of Cabletica, partially offset by a negative FX impact of $12 million, primarily related to the Chilean peso.

Q1 2019 Rebased OCF Growth – Segment Highlights

•
C&W: Rebased OCF was 2% lower, driven by the aforementioned revenue decline (including the $5 million negative impact due to a change in the timing of revenue for directory services), partly offset by a net decrease in costs, despite higher bad debt and collection expenses as compared to the first quarter of 2018 where we benefited from a $3 million recovery related to the release of provisions established following the impacts of the 2017 hurricanes.

•
VTR/Cabletica: Delivered rebased OCF growth of 3%, driven by a strong performance at Cabletica. VTR's rebased OCF performance was impacted by increased costs related to our digitization initiatives, higher sales and marketing, and increased call center volumes.

•	Liberty Puerto Rico: The increase of $30 million was driven by our revenue performance, as the prior-year was negatively impacted by the 2017 hurricanes.

•	Corporate: Costs were in-line year-over-year.
Net Loss Attributable to Shareholders

•	Net loss attributable to shareholders was $42 million and $45 million for the three months ended March 31, 2019 and 2018, respectively.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that are presented in the condensed consolidated statements of cash flows included in our Form 10-Q.

	Three months ended
	March 31,
	2019	2018
	in millions, except % amounts

Customer Premises Equipment	$71.9	$65.5
New Build & Upgrade	21.6	80.3
Capacity	10.9	7.2
Baseline	23.3	27.7
Product & Enablers	11.4	13.3
Property and equipment additions	139.1	194.0
Assets acquired under capital-related vendor financing arrangements	(10.9)	(20.7)
Assets acquired under finance leases	(0.1)	(0.6)
Changes in current liabilities related to capital expenditures	31.5	15.5
Capital expenditures[1]	$159.6	$188.2

Property and equipment additions as % of revenue	14.8%	21.3%

Property and Equipment Additions of our Reportable Segments:
C&W	$63.6	$67.2
VTR/Cabletica	54.1	57.0
Liberty Puerto Rico	19.8	69.8
Corporate	1.6	—
Property and equipment additions	$139.1	$194.0

1.
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under capital-related vendor financing or finance lease arrangements. Instead, these amounts are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the principal is repaid.

Segment Highlights

•
C&W: Property and equipment additions of $64 million represented 11% of revenue in Q1, in-line with the prior-year period. In Q1 2019, new build and upgrade initiatives delivered over 35,000 new or upgraded homes.

•
VTR/Cabletica: Property and equipment additions of $54 million represented 20% of revenue in Q1, a reduction compared to 22% in the prior-year period. The reduction in Q1 2019 was driven by the inclusion of Cabletica. In Q1 2019, new build and upgrade initiatives delivered over 40,000 new or upgraded homes.

•
Liberty Puerto Rico: Property and equipment additions of $20 million represented 20% of revenue in Q1, a significant reduction compared to the prior-year period, primarily due to a decline in property and equipment additions together with an increase in revenue following the recovery from the 2017 hurricanes. In Q1 2019, new build and upgrade initiatives delivered over 5,000 new homes passed.

Leverage and Liquidity (at March 31, 2019)

•	Total principal amount of debt and finance leases: $6,789 million.

•	Leverage ratios: Consolidated gross and net leverage ratios of 4.3x and 3.9x, respectively.

◦
These ratios were calculated on a latest two quarters annualized ("L2QA") basis and therefore include the $64 million of positive contribution from the insurance settlements of Hurricanes Irma, Maria and Matthew in Q4 2018. This contribution decreased our gross and net leverage ratios by approximately 0.3x and 0.4x, respectively.

◦
These ratios also include $170 million of Revolving Credit Facility drawings at C&W related to the acquisition of UTS, without any corresponding OCF contribution as the transaction was completed effective March 31, 2019.

•	Average debt tenor[5]: 5.4 years, with approximately 92% not due until 2022 or beyond.

•	Borrowing costs: Blended, fully-swapped borrowing cost of our debt was approximately 6.4%.

•	Cash and borrowing availability: $569 million of cash and $896 million of aggregate unused borrowing capacity[6] under our revolving credit facilities.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, priorities, financial performance and guidance, operational and financial momentum, and future growth prospects and opportunities, including B2B opportunities and inorganic growth opportunities (like our acquisitions of Cabletica and UTS) and the potential benefits from such opportunities; our expectations with respect to subscribers, customer data usage, revenue, ARPU, OCF and Adjusted FCF; statements regarding the development, enhancement, and expansion of, our superior networks (including our plans to deliver new or upgraded homes in 2019 and our plans to expand LTE coverage and usage), our customer value propositions and the anticipated impacts of such activity including increased subscribers and revenue; our estimates of future P&E additions and operating expenditures, each as a percentage of revenue; statements regarding the establishment of a new Operations Center in Panama and the strength of our balance sheet and tenor of our debt; and other information and statements that are not historical fact. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, the ability and cost to restore networks in the markets impacted by hurricanes; the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network provider under our MVNO arrangement) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading telecommunications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC, UTS and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols "LILA" (Class A) and "LILAK" (Class C), and on the OTC link under the symbol "LILAB" (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Kunal Patel    +1 786 274 7552    Claudia Restrepo    +1 786 218 0407

Footnotes

1.	The indicated growth rates are rebased for the estimated impacts of an acquisition and FX. See Revenue and Operating Cash Flow for information on rebased growth.

2.	For the definition of Operating Cash Flow ("OCF") and required reconciliations, see OCF Definition and Reconciliation below.

3.	For the definition of Adjusted Free Cash Flow (“Adjusted FCF”) and required reconciliations, see Adjusted Free Cash Flow Definition and Reconciliation below.

4.
See Footnotes for Operating Data and Subscriber Variance Tables for the definition of RGUs. Organic figures exclude RGUs of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted. Cabletica is only included in the Q1 2019 period. UTS is not included in any periods presented.

5.	For purposes of calculating our average tenor, total debt excludes vendor financing and finance lease obligations.

6.
At March 31, 2019, we had undrawn commitments of $896 million. At March 31, 2019, the full amount of unused borrowing capacity under our subsidiaries' revolving credit facilities was available to be borrowed, both before and after completion of the March 31, 2019 compliance reporting requirements. For information regarding limitations on our ability to access this liquidity, see the discussion under "Material Changes in Financial Condition" in our most recently filed Quarterly Report on Form 10-Q.

Balance Sheets, Statements of Operations and Statements of Cash Flows
The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Latin America are included in our Quarterly Report on Form 10-Q.
Rebase Information
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2019, we have adjusted our historical revenue and OCF for the three months ended March 31, 2018 to (i) include the pre-acquisition revenue and OCF of Cabletica in our rebased amounts for the three months ended March 31, 2018 to the same extent that the revenue and OCF of Cabletica is included in our results for the three months ended March 31, 2019, and (ii) reflect the translation of our rebased amounts for the three months ended March 31, 2018 at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March 31, 2019. We have included Cabletica in the determination of our rebased revenue and OCF for the three months ended March 31, 2018. We have reflected the revenue and OCF of Cabletica in our 2018 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present their revenue and OCF on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. The following table provides adjustments made to the revenue and OCF amounts for the three months ended March 31, 2018 to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate.

	Revenue	OCF
	in millions

Acquisition	$29.8	$9.4
Foreign currency	(33.7)	(12.9)
Total	$(3.9)	$(3.5)

OCF Definition and Reconciliation
As used herein, OCF has the same meaning as the term "Adjusted OIBDA" that is referenced in our Form 10-Q. OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of incentive compensation plans. As we use the term, OCF is defined as operating income or loss before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of our operating income to total OCF is presented in the following table:

	Three months ended
	March 31,
	2019	2018
	in millions

Operating income	$113.3	$98.3
Share-based compensation expense	14.7	6.5
Depreciation and amortization	217.3	202.3
Impairment, restructuring and other operating items, net	20.5	33.7
Total OCF	$365.8	$340.8

Summary of Debt, Finance Lease Obligations & Cash and Cash Equivalents
The following table details the U.S. dollar equivalent balances of the outstanding principal amounts of our debt, finance lease obligations and cash and cash equivalents at March 31, 2019:

	Debt	Finance lease obligations	Debt and finance lease obligations	Cash and cash equivalents
	in millions

Liberty Latin America[1]	$—	$1.5	$1.5	$61.9
C&W	4,090.6	9.8	4,100.4	324.6
VTR	1,618.4	0.4	1,618.8	109.7
Liberty Puerto Rico	942.5	—	942.5	55.2
Cabletica	125.6	—	125.6	17.4
Total	$6,777.1	$11.7	$6,788.8	$568.8

1.
Represents the amount held by Liberty Latin America on a standalone basis plus the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups. Subsidiaries of Liberty Latin America that are outside our borrowing groups rely on funds provided by our borrowing groups to satisfy their liquidity needs.

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted FCF as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions,(ii) expenses financed by an intermediary and (iii) insurance recoveries related to damaged and destroyed property and equipment, less (a) capital expenditures, (b) distributions to noncontrolling interest owners, (c) principal payments on amounts financed by vendors and intermediaries and (d) principal payments on finance leases. Effective December 31, 2018, and in connection with our hurricane insurance settlements, we changed the way we define adjusted free cash flow to include proceeds from insurance recoveries related to damaged and destroyed property and equipment. We believe this change is appropriate as such cash proceeds effectively partially offset payments for capital expenditures to replace the property and equipment that was damaged or destroyed as a result of the Hurricanes. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows. The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated periods:

	Three months ended
	March 31,
	2019	2018
	in millions

Net cash provided by operating activities	$187.8	$163.2
Cash payments (recoveries) for direct acquisition and disposition costs	(1.3)	0.1
Expenses financed by an intermediary[1]	31.3	32.3
Capital expenditures	(159.6)	(188.2)
Recovery on damaged or destroyed property and equipment	33.9	—
Distributions to noncontrolling interest owners	—	—
Principal payments on amounts financed by vendors and intermediaries	(42.3)	(51.1)
Principal payments on finance leases	(1.4)	(2.0)
Adjusted FCF	$48.4	$(45.7)

1.
For purposes of our condensed consolidated statements of cash flows, expenses, including value-added taxes, financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended March 31,					FX-Neutral[1]
	2019		2018		% Change	% Change

Liberty Latin America[2,3,4]		$47.34		$51.65	(8.3%)	(2.4%)
C&W2		$46.61		$45.39	2.7%	3.6%
VTR/Cabletica[4]		$47.73		$55.65	(14.2%)	(6.1%)
VTR	CLP	33,029	CLP	33,508	(1.4%)	(1.4%)
Cabletica	CRC	22,267	—		N.M.	N.M.
N.M. – Not Meaningful.
Mobile ARPU5
The following tables provide ARPU per mobile subscriber for the indicated periods:

	Three months ended March 31,			FX-Neutral[1]
	2019	2018	% Change	% Change

Liberty Latin America[2]	$14.32	$15.75	(9.1%)	(7.5%)
C&W2	$13.86	$15.16	(8.6%)	(8.0%)
VTR	$20.07	$24.79	(19.0%)	(10.3%)

1.
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the current-year figures to reflect translation at the foreign currency rates used to translate the prior year amounts.

2.
In order to provide a more meaningful comparison of ARPU per customer relationship and ARPU per mobile subscriber, we have reflected any nonorganic adjustments in the customer and mobile subscriber figures used to calculate ARPU per customer relationship and ARPU per mobile subscriber for the three months ended March 31, 2018.

3.
Due to the uncertainties surrounding our Q1 2018 customer count in Puerto Rico as a result of the hurricanes, we have omitted Liberty Puerto Rico ARPU for each of the three months ended March 31, 2018 and 2019. For the three months ended March 31, 2019, Liberty Puerto Rico ARPU was $76.79. In order to provide a more meaningful comparison, Liberty Puerto Rico ARPU has been omitted from consolidated Liberty Latin America ARPU for each of the three months ended March 31, 2019 and 2018. Including Liberty Puerto Rico, consolidated Liberty Latin America ARPU was $51.08 for the three months ended March 31, 2019.

4.	The amounts for the three months ended March 31, 2018 do not include Cabletica.

5.	Mobile ARPU amounts are calculated excluding interconnect revenue.

Additional Information | Borrowing Groups
Cable & Wireless Borrowing Group:
Effective December 31, 2018, C&W changed its basis of accounting from International Financial Reporting Standards as issued by the International Accounting Standards Board to generally accepted accounting principles in the United States (U.S. GAAP). Accordingly, financial information for the three months ended March 31, 2018 set forth in the table below has been revised from the prior-year amounts to be in accordance with U.S. GAAP.

	Three months ended
	March 31,		Rebased change[1]
	2019	2018
	in millions, except % amounts
Residential revenue:
Residential fixed revenue:
Subscription revenue:
Video	$43.9	$42.7
Broadband internet	60.2	53.7
Fixed-line telephony	24.3	26.9
Total subscription revenue	128.4	123.3
Non-subscription revenue	15.0	15.5
Total residential fixed revenue	143.4	138.8	4.9%
Residential mobile revenue:
Service revenue	135.0	155.1
Interconnect, equipment sales and other	19.0	22.1
Total residential mobile revenue	154.0	177.2	(12.8%)
Total residential revenue	297.4	316.0	(5.1%)
B2B revenue:
Service revenue	212.5	209.9
Subsea network revenue	59.9	59.6
Total B2B revenue	272.4	269.5	2.2%
Total	$569.8	$585.5	(1.7%)

OCF	$222.5	$229.1	(2.0%)

Operating income	$52.3	$46.4
Share-based compensation expense	3.7	1.9
Depreciation and amortization	150.6	154.1
Related-party fees and allocations	7.9	6.6
Impairment, restructuring and other operating items, net	8.0	20.1
OCF	222.5	229.1
Noncontrolling interests' share of OCF[2]	38.3	47.9
Proportionate OCF	$184.2	$181.2

OCF as a percentage of revenue	39.0%	39.1%

Operating income as a percentage of revenue	9.2%	7.9%

1.	Indicated growth rates are rebased for the estimated impacts of FX.

2.
The decrease in the noncontrolling interests' share of OCF during the 2019 period, as compared to corresponding period in 2018, includes the impact of an increase in our ownership interests in Cable & Wireless Jamaica Limited during the first half of 2018 from 82.0% to 92.3%.

The following table details the borrowing currency and U.S. dollar equivalent of the nominal amount outstanding of C&W's third-party debt, finance lease obligations and cash and cash equivalents (in millions):

	March 31,		December 31,
	2019		2018
	Borrowing currency	$ equivalent
Credit Facilities:
Term Loan Facility B-4 due 2026 (LIBOR + 3.25%)	$1,875.0	$1,875.0	$1,875.0
Revolving Credit Facility due 2023 (LIBOR + 3.25%)	$625.0	170.0	—
Total Senior Secured Credit Facilities		2,045.0	1,875.0
Senior Notes:
8.625% GBP Unsecured Notes due 2019	£—	—	106.6
6.875% USD Unsecured Notes due 2022	$475.0	475.0	475.0
7.5% USD Unsecured Notes due 2026	$500.0	500.0	500.0
6.875% USD Unsecured Notes due 2027	$700.0	700.0	700.0
Total Senior Unsecured Notes		1,675.0	1,781.6
Other Regional Debt		312.3	318.6
Vendor financing		58.3	56.9
Finance lease obligations		9.8	10.9
Total debt and finance lease obligations		4,100.4	4,043.0
Discounts and deferred financing costs, net		(6.8)	(5.4)
Total carrying amount of debt and finance lease obligations		4,093.6	4,037.6
Less: cash and cash equivalents		324.6	416.2
Net carrying amount of debt and finance lease obligations		$3,769.0	$3,621.4

Exchange rate (£ to $)		N.A.	0.78

•
At March 31, 2019, our total net debt was $3.8 billion, our proportionate net debt was $3.7 billion, our Fully-swapped Borrowing Cost was 6.1%, and the average tenor of our debt obligations (excluding vendor financing) was approximately 6.4 years.

•	Our portion of OCF, after deducting the noncontrolling interests' share, ("Proportionate OCF") was $184 million in Q1 2019 and $181 million for Q1 2018.

•
Based on Q1 results, our Proportionate Net Leverage Ratio was 4.30x, calculated in accordance with C&W's Credit Agreement. At March 31, 2019, we had maximum undrawn commitments of $590 million, including $135 million under our regional facilities. At March 31, 2019, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the March 31, 2019 compliance reporting requirements.

•
During Q1 2019, we repaid in full the outstanding principal amount under the 8.625% GBP Unsecured Notes due 2019 for total consideration of £91 million ($120 million at the transaction date), including accrued interest of £7 million ($9 million at the transaction date).

•
In April 2019, we issued $300 million of additional 6.875% Unsecured Notes due 2027 (increasing the total outstanding notional to $1 billion), as well as new $400 million 5.75% Senior Secured Notes due 2027. Proceeds of the issuances were used to repay (i) $265 million of the 6.875% Unsecured Notes due 2022, (ii) $235 million of Term Loan B-4 due 2026 and (iii) $170 million of Revolving Credit Facility drawings related to the acquisition of UTS, and pay transaction-related fees and expenses.

VTR Borrowing Group:
The following table reflects preliminary unaudited selected financial results for three months ended March 31, 2019 and 2018 in accordance with U.S. GAAP.

	Three months ended
	March 31,
	2019	2018	Change
	CLP in billions, except % amounts

Revenue	162.8	158.9	2.5%

OCF	63.2	63.2	—%

Operating income	27.1	41.6
Share-based compensation expense	0.9	0.4
Related-party fees and allocations	2.2	1.8
Depreciation	26.0	17.9
Impairment, restructuring and other operating items, net	7.0	1.5
OCF	63.2	63.2

OCF as a percentage of revenue	38.8%	39.8%

Operating income as a percentage of revenue	16.6%	26.2%

The following table details the borrowing currency and Chilean peso equivalent of the nominal amount outstanding of VTR's third-party debt, finance lease obligations and cash and cash equivalents:

	March 31,		December 31,
	2019		2018
	Borrowing currency in millions	CLP equivalent in billions

Credit Facilities:
Term Loan Facility B-1 due 2023[1] (ICP[2]+ 3.80%)	CLP 140,900	140.9	140.9
Term Loan Facility B-2 due 2023 (7.000%)	CLP 33,100	33.1	33.1
Revolving Credit Facility A due 2023 (TAB[3]+3.35%)	CLP 45,000	—	—
Revolving Credit Facility B due 2024[4] (LIBOR + 2.75%)	$185.0	—	—
Total Senior Secured Credit Facilities		174.0	174.0
Senior Notes:
6.875% USD Senior Notes due 2024	$1,260.0	856.4	874.4

Vendor Financing		69.6	69.9
Finance lease obligations		0.3	0.3
Total third-party debt and finance lease obligations		1,100.3	1,118.6
Deferred financing costs		(15.0)	(15.9)
Total carrying amount of third-party debt and finance lease obligations		1,085.3	1,102.7
Less: cash and cash equivalents		74.6	77.9
Net carrying amount of third-party debt and finance lease obligations		1,010.7	1,024.8

Exchange rate (CLP to $)		679.7	694.0

1.
Under the terms of the credit agreement, VTR is obligated to repay 50% of the outstanding aggregate principal amount of the Term Loan Facility B-1 on November 23, 2022, with the remaining principal amount due on May 23, 2023, which represents the ultimate maturity date of the facility.

2.	Índice de Cámara Promedio rate.

3.	Tasa Activa Bancaria rate.

4.	Includes a $1 million credit facility that matures on May 23, 2023.

•	At March 31, 2019, our Fully-swapped Borrowing Cost was 6.8% and the average tenor of debt (excluding vendor financing) was approximately 4.6 years.

•
Based on our results for Q1 2019, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage ratio was 3.65x, calculated in accordance with the indenture governing the senior notes.

•
At March 31, 2019, we had maximum undrawn commitments of $185 million (CLP 126 billion) and CLP 45 billion. At March 31, 2019, the full amount of unused borrowing capacity under our credit facilities was available to be borrowed, both before and after completion of the March 31, 2019 compliance reporting requirements.

•	In March 2019, the commitment under the existing CLP revolving credit facility was increased to CLP 45 billion.

Liberty Puerto Rico Borrowing Group:
The following table details the nominal amount outstanding of Liberty Puerto Rico's third-party debt and cash and cash equivalents:

	Facility amount	March 31, 2019	December 31, 2018
	in millions

First Lien Term Loan due 2022[1] (LIBOR + 3.50%)	$850.0	$850.0	$850.0
Second Lien Term Loan due 2023[1] (LIBOR + 6.75%)	$92.5	92.5	92.5
Revolving Credit Facility due 2020 (LIBOR + 3.50%)	$40.0	—	—
Third-party debt before discounts and deferred financing costs		942.5	942.5
Discounts and deferred financing costs		(8.2)	(8.8)
Total carrying amount of third-party debt		934.3	933.7
Less: cash and cash equivalents		55.2	19.8
Net carrying amount of third-party debt		$879.1	$913.9

1.	The First Lien Term Loan and the Second Lien Term Loan credit agreements each have a LIBOR floor of 1.0%.

•	In April 2019, we repaid $10 million of the Second Lien Term Loan due 2023.

Cabletica Borrowing Group:
The following table details the borrowing currency and Costa Rican colón equivalent of the nominal amount outstanding of Cabletica's third-party debt and cash and cash equivalents:

	March 31,		December 31,
	2019		2018
	Borrowing currency in millions	CRC equivalent in billions

Term Loan B-1 Facility due 2023[1] (LIBOR + 5.00%)	$53.5	32.0	32.5
Term Loan B-2 Facility due 2023[1] (TBP[2] + 6.00%)	CRC 43,177.4	43.2	43.2
Revolving Credit Facility due 2023 (LIBOR + 4.25%)	$15.0	—	—
Third-party debt before discounts and deferred financing costs		75.2	75.7
Deferred financing costs		(2.3)	(2.5)
Total carrying amount of third-party debt		72.9	73.2
Less: cash and cash equivalents		10.4	5.1
Net carrying amount of third-party debt		62.5	68.1

Exchange rate (CRC to $)		599.2	606.6

1.
Under the terms of the credit agreement, Cabletica is obligated to repay 50% of the outstanding aggregate principal amounts of the Cabletica Term Loan B-1 Facility and the Cabletica Term Loan B-2 Facility on April 5, 2023, with the remaining respective principal amounts due on October 5, 2023, which represents the ultimate maturity date of the facilities.

2.	Tasa Básica Pasiva rate.

Subscriber Tables

	Consolidated Operating Data — March 31, 2019
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Total Video	Internet Subscribers	Telephony Subscribers	Total RGUs	Total Mobile Subscribers[3]

C&W:
Panama	550,100	550,100	179,900	91,000	117,900	128,600	337,500	1,590,500
Jamaica	512,200	502,200	249,500	117,300	197,300	200,300	514,900	922,000
The Bahamas	128,900	128,900	48,200	6,600	26,200	46,300	79,100	222,800
Trinidad and Tobago	326,600	326,600	156,200	107,700	131,200	68,000	306,900	—
Barbados	125,200	125,200	83,300	21,100	64,900	73,100	159,100	122,100
Other[1]	345,400	325,600	205,100	76,700	133,100	95,100	304,900	389,800
C&W Total	1,988,400	1,958,600	922,200	420,400	670,600	611,400	1,702,400	3,247,200
VTR/Cabletica:
VTR	3,558,500	3,106,100	1,476,800	1,083,700	1,272,100	562,400	2,918,200	266,300
Cabletica[2]	586,200	580,300	240,500	199,000	174,300	21,000	394,300	—
Total VTR/Cabletica	4,144,700	3,686,400	1,717,300	1,282,700	1,446,400	583,400	3,312,500	266,300
Liberty Puerto Rico	1,093,800	1,093,800	387,800	221,100	335,500	203,700	760,300	—
Total	7,226,900	6,738,800	3,027,300	1,924,200	2,452,500	1,398,500	5,775,200	3,513,500

	Organic Subscriber Variance Table — March 31, 2019 vs December 31, 2018
Organic Change Summary:	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Total Video	Internet Subscribers	Telephony Subscribers	Total RGUs	Total Mobile Subscribers[3]

C&W:
Panama	4,100	4,100	4,100	4,600	5,900	4,700	15,200	20,600
Jamaica	—	—	3,500	(800)	6,700	3,600	9,500	(13,900)
The Bahamas	—	—	900	(300)	(400)	700	—	(1,500)
Trinidad and Tobago	2,100	2,100	100	(100)	1,500	3,600	5,000	—
Barbados	500	500	(600)	500	900	(800)	600	—
Other[1]	200	200	300	(1,200)	2,000	500	1,300	(4,400)
C&W Total	6,900	6,900	8,300	2,700	16,600	12,300	31,600	800
VTR/Cabletica:
VTR	40,800	43,400	8,300	4,300	12,900	(10,500)	6,700	10,000
Cabletica[2]	1,100	1,100	7,800	3,900	9,100	—	13,000	—
Total VTR/Cabletica	41,900	44,500	16,100	8,200	22,000	(10,500)	19,700	10,000
Liberty Puerto Rico	5,400	5,400	11,700	4,000	11,500	6,200	21,700	—
Total Organic Change	54,200	56,800	36,100	14,900	50,100	8,000	73,000	10,800

Q1 2019 Adjustments:
C&W – Jamaica	17,300	17,300	—	—	—	—	—	—
Net Adjustments	17,300	17,300	—	—	—	—	—	—
Net Adds	71,500	74,100	36,100	14,900	50,100	8,000	73,000	10,800

1.	C&W's "Other" category excludes any subscriber data related to UTS, as their subscriber data is under initial phases of review following the March 31, 2019 effective acquisition.

2.
Subscriber information for Cabletica is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

3.	Mobile subscribers are comprised of the following:

	Mobile Subscribers
	Consolidated Operating Data			Q1 Organic Subscriber Variance
	Prepaid	Postpaid	Total	Prepaid	Postpaid	Total
C&W:
Panama	1,446,200	144,300	1,590,500	22,000	(1,400)	20,600
Jamaica	903,800	18,200	922,000	(14,800)	900	(13,900)
The Bahamas	198,000	24,800	222,800	(2,000)	500	(1,500)
Barbados	94,600	27,500	122,100	(100)	100	—
Other[2]	333,300	56,500	389,800	(5,400)	1,000	(4,400)
C&W Total	2,975,900	271,300	3,247,200	(300)	1,100	800
VTR	7,500	258,800	266,300	700	9,300	10,000
Total / Net Adds	2,983,400	530,100	3,513,500	400	10,400	10,800

Glossary
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing mobile service revenue for the indicated period by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average of the opening and closing balances of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
B2B – Business-to-business subscription revenue represents revenue from services to certain SOHO subscribers (fixed and mobile). B2B non-subscription revenue includes business broadband internet, video, telephony, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other operators.
Consolidated Net Leverage Ratio (VTR) – Defined in accordance with VTR's indenture for its senior notes, taking into account the ratio of its outstanding indebtedness (including the impact of its swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.
Fixed-line Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include EBU adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Fixed-line customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.
Internet (Broadband) Subscriber – A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks.
Leverage – Our gross and net leverage ratios are defined as total debt and net debt to annualized OCF of the latest two quarters. Net debt is defined as total debt less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.
Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 60 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.
NPS – Net promoter score.

OCF Margin – Calculated by dividing OCF by total revenue for the applicable period.
Property and Equipment Addition Categories

•	Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;

•	New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;

•
Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;

•
Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and

•
Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.

Proportionate Net Leverage Ratio (C&W) – Calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last two quarters annualized, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.
Revenue Generating Unit ("RGU") – RGU is separately a video subscriber, internet subscriber or telephony subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Chile subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.
Telephony Subscriber – A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks. Telephony subscribers exclude mobile telephony subscribers.
Two-way Homes Passed – Homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.
U.S. GAAP – Generally accepted accounting principles in the United States.
Video Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network primarily via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Video subscribers that are not counted on an equivalent billing unit ("EBU") basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber.

Additional General Notes
Most of our operations provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Chile and Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.